Exhibit 99.(h)(iii)(m)

AMENDMENT NO. 13

to the

EXPENSE LIMITATION AGREEMENT

This Amendment is made as of November 30, 2012 to the Expense Limitation Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, MCM desires to extend through October 31, 2015 its commitment to waive advisory or administration fees and/or pay certain operating expenses in amounts sufficient to maintain annual fund operating expenses at the levels specified in the Agreement (“Expense Ratio Waiver”) for the Munder International Fund — Core Equity.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.              Schedule A of the Agreement is hereby replaced with the attached Schedule A effective November 30, 2012.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST		MUNDER CAPITAL MANAGEMENT

By:	/s/ Stephen J. Shenkenberg	By:	/s/ Peter K. Hoglund
	Stephen J. Shenkenberg		Peter K. Hoglund
	Vice President, Secretary & CCO		Managing Director, Chief Financial Officer

Dated:  November 30, 2012

SCHEDULE A

To the Expense Limitation Agreement

Expense Limits

Effective Through May 31, 2013:

MCM agrees to waive a portion of the fee payable under the Combined Investment Advisory Agreement between MST and MCM dated December 29, 2006, as amended, with respect to the Munder International Small-Cap Fund so that such Fund shall pay MCM a fee of 0.90% on all assets through May 31, 2013.

Effective Through October 31, 2013:

Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

Bond Fund

Class A	0.85%
Class B	1.60%
Class C	1.60%
Class K	0.85%
Class Y	0.60%

Integrity Mid-Cap Value Fund

Class A	1.50%
Class Y	1.25%

Large-Cap Value Fund

Class A	1.50%
Class B	2.25%
Class C	2.25%
Class K	1.50%
Class R	1.75%
Class Y	1.25%

International Small-Cap Fund

Class A	1.71%
Class C	2.46%
Class R6	1.46%
Class Y	1.46%
Class I	1.20%

Integrity Small/Mid-Cap Value Fund

Class A	1.50%
Class Y	1.25%

Veracity Small-Cap Value Fund

Class A	1.50%
Class B	2.25%
Class C	2.25%
Class K	1.50%
Class R	1.75%
Class R6	1.25%
Class Y	1.25%

Effective Through October 31, 2015:

Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

International Fund-Core Equity

Class A	1.47%
Class C	2.22%
Class Y	1.22%
Class I	0.96%